Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 05-34

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

COURT OF APPEAL CONFIRMS OMNI’S CONTRACTUAL RIGHT

TO REDEEM PREFERRED STOCK

CARENCRO, LA – DECEMBER 15, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that the Fourth Circuit Court of Appeal for the State of Louisiana has granted OMNI’s writ application for supervisory review and rendered a judgment granting OMNI’s Motion for Partial Summary Judgment seeking a declaratory judgment against Steven T. Stull, a former director, and Advantage Capital Partners, et. al (“ACP”). OMNI had previously filed suit against Stull and ACP seeking a declaratory judgment confirming OMNI’s right to redeem its shares of Series A and Series B 8% Convertible Preferred Stock (“Preferred Shares”) under the Company’s Articles of Incorporation, as amended, and other applicable operative documents and agreements.

In its opinion, the Court of Appeal found that OMNI had the right to redeem the Preferred Shares within 30 days of receiving ACP’s notice of conversion by virtue of the unambiguous language contained within the Articles of Amendment to OMNI’s Articles of Incorporation. Specifically, the Court held that, “OMNI’s interpretation follows the law and the clear, unambiguous meaning of the articles of incorporation, as amended. With each of the tenders of their Series ‘A’ and Series ‘B’ preferred stock by [Advantage Capital Partners, et. al.]…OMNI had the option and right within 30 days of the tender to purchase the preferred shares for cash at a value as determined in accordance with the articles. OMNI timely exercised their option and right to purchase the shares and tendered the funds in cash to [Advantage Capital Partners, et. al.].” The Court of Appeal concluded its opinion by stating that, “OMNI had the right to redeem, rather than convert both the Series ‘A’ and Series ‘B’ preferred stock within 30 days after receiving the notices of conversion from [Advantage Capital Partners, et. al.].”

Commenting on the ruling by the Fourth Circuit Court of Appeal, James C. Eckert, OMNI’s Chief Executive Officer, stated, “We are pleased with the Court’s opinion. When we redeemed the Series A and Series B preferred stock, we acted in good faith and in the best interest of all of OMNI’s stockholders. Redemption of the preferred stock resulted in 35% less dilution to our stockholders interest than would have occurred with the conversion of the Series A and Series B preferred stock. ACP’s contrary claims and litigation have been a distraction to OMNI’s management and this ruling firmly supports our position that management and the Board of Directors acted prudently in the redemption of the Preferred Shares. This ruling affords management the opportunity to focus, without distraction, on the exciting activities that OMNI anticipates for the upcoming year.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the final outcome of pending litigation and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.